Exhibit 99.1

RealNetworks Completes Sale of Patents and Next Generation

Video Codec Software to Intel

Seattle, WA—April 5, 2012—RealNetworks Inc. (Nasdaq: RNWK) said today it has completed the previously announced sale of patents and next generation video codec software to Intel Corporation for $120 million.

RealNetworks retains certain rights to continue to use the patents in current and future products and does not expect the sale will have any material impact on its businesses.

RealNetworks originally announced the asset purchase agreement and licensing agreement on January 26, 2012. The press release announcing the sale can be found at http://realnetworks.com/press/releases/2012/intel-to-buy-patents-and-next-generation-video-codec-software-from-realnetworks.aspx.

A copy of the Form 8-K, filed today, can be found at http://investor.realnetworks.com/sec.cfm.

About RealNetworks

RealNetworks creates innovative applications and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com/about-us.

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

For More Information

Financial:

Marj Charlier, RealNetworks

206-225-6785

mcharlier@real.com

Press Only:

Barbara Krause. Krause Taylor Associates for RealNetworks

408-981-2429

barbara@krause-taylor.com

Forward Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the impacts of the sale transaction on RealNetworks’ businesses and the continued development of RealNetworks’ technology assets. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and in other reports and documents filed by RealNetworks from time to time with the Securities and Exchange Commission. Actual results may differ materially from estimates under different assumptions or conditions. RealNetworks assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.